Exhibit 23.4
CONSENT OF JONES VARGAS
July 24, 2009
Man Sang International (B.V.I.) Limited
Suite 2208-14, 22/F, Sun Life Tower, The Gateway,
15 Canton Road, Tsimshatsui, Kowloon
Hong Kong
Ladies and Gentlemen:
     This letter shall confirm that we consent to the following reference to our firm name—“Certain matters relating to Nevada law will be passed upon for us by Jones Vargas,” as set forth in the registration statement on Form F-4 of Man Sang International (B.V.I.) Limited under the heading “Legal and Tax Matters,” to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
Very truly yours,
/s/ Richard Barrier
JONES VARGAS